Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-111303, 333-34420 and 333-73650), pertaining to the Jacada Ltd. 2003 Share Option and Incentive Plan and the Jacada Ltd. 1999 Share Option and Incentive Plan, of our report dated June 30, 2011 with respect to the consolidated financial statements of Jacada Ltd. and its subsidiaries included in this Annual Report (Form 20-F) for the year ended December 31, 2010.

Tel-Aviv, Israel	KOST, FORER, GABBAY and KASIERER

June 30, 2011	A member of Ernst & Young Global